Exhibit 99.1

Spree Acquisition Corp. 1 Limited Announces Pricing of $175 Million Initial Public Offering

NEW YORK, December 15, 2021 (GLOBE NEWSWIRE) -- Spree Acquisition Corp. 1 Limited (the “Company”) announced today that it priced its initial public offering of 17,500,000 units at $10.00 per unit. The units are expected to be listed on the New York Stock Exchange (“NYSE”) and trade under the symbol “SHAPU” beginning on December 16, 2021. Each unit consists of one Class A ordinary share and one-half of one redeemable warrant. Each whole warrant entitles the holder thereof to purchase one Class A ordinary share at a price of $11.50 per share. Once the securities comprising the units begin separate trading, the Class A ordinary shares and redeemable warrants are expected to be listed on the NYSE under the symbols “SHAP” and “SHAPW,” respectively.

The Company is a blank check company formed for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. The Company intends to focus its search on mobility-related technology businesses. The Company is led by Eran (Rani) Plaut, Chairman of the Board and CEO of the Company, Nir Sasson, COO, and Shay Kronfeld, CFO and VP Business of the Company.

Stifel is acting as the sole book-running manager of the offering. The Company has granted the underwriters a 45-day option to purchase up to an additional 2,625,000 units at the initial public offering price to cover over-allotments, if any, for additional aggregate gross proceeds of up to $26.25 million.

The offering is being made only by means of a prospectus. When available, copies of the prospectus may be obtained from Stifel, Nicolaus & Company, Incorporated, Attn: Prospectus Department, One South Street, 15th Floor, Baltimore, MD 21202 (443-224-1988), or by accessing the SEC’s website, www.sec.gov.

A registration statement relating to the securities has been declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on December 15, 2021. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the proposed initial public offering and the anticipated use of the net proceeds. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and preliminary prospectus for the Company’s offering filed with the SEC. Copies of these documents are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contacts

Investors
Spree Acquisition Corp. 1 Limited
Shay Kronfeld, CFO & VP Business

sk@spree1.com